Registration Statement No. 333-178664

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Anheuser-Busch InBev SA/NV

(Exact Name of Registrant as Specified in Its Charter)

Belgium	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Brouwerijplein 1,

3000 Leuven, Belgium

(Address of Principal Executive Offices)

Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – 30 November 2011

Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – 30 November 2011

(Full Title of the Plans)

Augusto Lima

Anheuser-Busch InBev SA/NV

250 Park Avenue

New York, New York 10017

Tel. No.: (212) 503-2891

(Name, Address and Telephone Number of Agent for Service)

Copies to:

George H. White

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

United Kingdom

Tel. No.: 011-44-20-7959-8900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY STATEMENT

Contemporaneously with the filing of this Post-Effective Amendment No. 1 (this “Amendment”) to its Registration Statement on Form S-8 (File No. 333-178664) (the “Prior Registration Statement”), Anheuser-Busch InBev SA/NV, a public limited liability company organized and existing under Belgian law (“Anheuser-Busch InBev”), is filing with the Securities and Exchange Commission (the “Commission”), a new Registration Statement on Form S-8 (the “New Registration Statement”). The Prior Registration Statement was filed with the Commission on 21 December 2011.

The New Registration Statement relates to the registration of ordinary shares without nominal value (“Ordinary Shares”) of Anheuser-Busch InBev, including, among others, 6,000,000 Ordinary Shares granted pursuant to the Registrant’s Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – December 2015 and the registration of 3,980,000 Ordinary Shares represented by the Registrant’s American Depositary Shares (“ADSs”), granted pursuant to the Registrant’s Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – December 2015. Of the 6,000,000 Ordinary Shares being registered on the New Registration Statement pursuant to the Registrant’s Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – December 2015, 640,000 Ordinary Shares previously registered on the Prior Registration Statement pursuant to the Registrant’s Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – 30 November 2011 are being carried over to the New Registration Statement. Of the 3,980,000 Ordinary Shares represented by ADSs being registered on the New Registration Statement pursuant to the Registrant’s Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – December 2015, 2,720,000 Ordinary Shares represented by ADSs previously registered on the Prior Registration Statement pursuant to the Registrant’s Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – 30 November 2011 are being carried over to the New Registration Statement.

Collectively, the Ordinary Shares and Ordinary Shares represented by ADSs described above constitute the “Carryover Shares.” Anheuser-Busch InBev desires to have the Carryover Shares included among the Ordinary Shares and Ordinary Shares represented by ADSs whose offer is registered under the New Registration Statement. Following the filing of this Amendment, the Carryover Shares will no longer be available for new awards under the Registrant’s Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – 30 November 2011 and the Registrant’s Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – 30 November 2011.

Consequently, in accordance with the principles set forth in Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997 as supplemented) and Instruction E to Form S-8, (1) Anheuser-Busch InBev is registering the Carryover Shares from the Prior Registration Statement by means of the New Registration Statement, (2) the registration fee that is allocable to the Carryover Shares, which Anheuser-Busch InBev paid to the Commission in connection with the Prior Registration Statement, is carried over to the New Registration Statement, and (3) the Prior Registration Statement is being amended on a post-effective basis following which, the Carryover Shares will no longer be available for new awards under the Registrant’s Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – 30 November 2011 and the Registrant’s Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – 30 November 2011.

Item 8. Exhibits

Exhibit No.	Description

24.1	Power of Attorney of Certain Directors and Officers of Anheuser-Busch InBev SA/NV.

24.2	Power of Attorney of Authorized Representative in the United States.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Anheuser-Busch InBev SA/NV, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Leuven, Belgium on 18 December 2015.

Anheuser-Busch InBev SA/NV

By:	/s/ Jan Vandermeersch
Name:	Jan Vandermeersch
Title:	Senior Legal Counsel Corporate Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on 18 December 2015.

Signature	Title

*	Chief Executive Officer
Carlos Brito	(principal executive officer)

*	Chief Financial Officer
Felipe Dutra	(principal financial and accounting officer)

Director
Maria Asuncion Aramburuzabala

*	Director
Alexandre Behring

*	Director
M. Michele Burns

*	Director
Paul Cornet de Ways Ruart

*	Director
Stéfan Descheemaeker

Director
Valentin Diez Morodo

*	Director
Olivier Goudet

*	Director
Paulo Alberto Lemann

Director
Kasper Rorsted

Director
Elio Leoni Sceti

*	Director
Carlos Alberto Sicupira

*	Director
Grégoire de Spoelberch

Director
Marcel Herrmann Telles

*	Director
Alexandre Van Damme

*	Authorized Representative in the United States
Augusto Lima

*By:	/s/ Jan Vandermeersch
Jan Vandermeersch Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

24.1	Power of Attorney of Certain Directors and Officers of Anheuser-Busch InBev SA/NV.

24.2	Power of Attorney of Authorized Representative in the United States.

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